Exhibit 3.336

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:26 PM 11/26/2008
FILED 04:26 PM 11/26/2008
SRV 081150284 - 3238098 FILE

CERTIFICATE OF FORMATION

OF

UHS OF ROCKFORD, LLC

FIRST. The name of the limited liability company is **UHS OF ROCKFORD, LLC.**

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its Registered Agent at such address is Corporation Trust Company.

THIRD. The effective date shall be December 1, 2008.

[SIGNATURE APPEARS ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 26th day of November, 2008.

Print Name: Steve Filton
Authorized Signatory